Exhibit 10.3

Corporate Office: 300 Innovative Way, Suite 201 Nashua, NH 03062 USA skillsoft.com O: +1-603-324-3000

June 2, 2025

Jose Torres
Via e-mail

Dear Jose:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your separation from Skillsoft Corp. (the “Company”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Offer Letter between you and the Company, dated as of September 14, 2022 (the “Offer Letter”).

1.    Separation Date. You acknowledge and agree that your employment with the Company will terminate on June 2, 2025 (the “Separation Date”). Effective as of the Separation Date, you will be deemed to have irrevocably resigned from any and all positions or offices that you hold with the Company or any of its Affiliates, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates (as defined below), hereby accepts the Resignations as of the Separation Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

2.    Accrued Salary and Benefits. Regardless of whether you sign this Agreement, you will receive, on the Separation Date or on the next regularly scheduled payroll date thereafter, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid.

3.    Separation Benefits. Provided that you (I) continue to comply with the terms of this Agreement, (II) timely execute, deliver and do not revoke this Agreement (including, without limitation, the release of claims set forth in Section 8(a) herein), (III) continue to comply with the Continuing Obligations (defined below), and (IV) do not experience a termination of employment from the Company for “Cause” (as defined in the Skillsoft Corp. 2020 Omnibus Incentive Plan) or as a result of your death or disability prior to the Separation Date:

(a)    The Company will pay you a cash amount equal to $206,000, which is equivalent to six months of your base salary, less all applicable withholdings and deductions, on the first administratively possible payroll date on or after the later of (x) the Effective Date (as defined in the last paragraph of this Agreement) and (y) five (5) business days after the Separation Date.

(b)    If you are enrolled in the Company’s group medical, dental and/or vision plans (as applicable) on the Separation Date and you timely elect to continue your participation and that of your eligible dependents in such plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you (i) an amount equal to the employee and employer premium costs of your COBRA continuation coverage under the Company’s group medical, dental and/or vision plans (as applicable), in accordance with the Company’s usual reimbursement practices (including your submission to the Company of evidence of payment), and (ii) an additional tax gross up payment in an amount necessary so that the amount received by you pursuant to Section 3(b)(i) after all applicable withholding tax is deducted is the full amount you would have received under Section 3(b)(i) if no tax withholding was made, for each month following the Separation Date, as taxable compensation, until the earliest of (w) twelve (12) months from the Separation Date (the “Continuation Period”), (x) the date that you commence employment with another employer; (y) the date that you obtain health coverage from another employer or other party, or (z) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans.

4.    Acknowledgement of Full Payment and Withholding.

(a)    You acknowledge and agree that the payments provided under Section 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company under the Offer Letter or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.    Status of Employee Benefits, Paid Time Off, and Expenses and Equity.

(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as COBRA or similar applicable law, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)    Your rights and obligations with respect to any time-based restricted stock units and performance-based restricted stock units granted to you by the Company (collectively, the “Equity Awards”) which have vested as of the Separation Date (including, without limitation, those that vest on June 1, 2025) shall be governed by the applicable equity incentive plan and any agreements or other requirements applicable to those awards (collectively, the “Award Agreements”). Any portion of the Equity Awards that is unvested as of the Separation Date will be governed by the applicable Award Agreements. For the avoidance of doubt, any outstanding and unvested Equity Awards that you hold as of the Separation Date shall be forfeited and terminated in their entirety on the Separation Date.

(d)    Reference is hereby made to that certain retention bonus awarded to you by the Company, of which one installment of $70,000 was previously paid (the “First Installment”) and of which one installment of $80,000 (the “Second Installment”) would have been payable on June 1, 2025 in the ordinary course of your employment with the Company, subject to certain clawback rights of the Company for 12 months following the applicable payment date. The Company hereby agrees that it shall not clawback the First Installment. You hereby agree that you have no right to receive the Second Installment and release the Company from any obligations to make a payment for the Second Installment. The Second Installment shall not be paid to you and the Company shall make no further retention bonus payments to you on or following the Separation Date.

6.    Continuing Obligations.

(a)    Subject to Section 8(b) of this Agreement, you acknowledge and agree that you continue to be bound by your obligations under the Award Agreements and the Skillsoft At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement by and between you and the Company dated October 17, 2022 (the “Restrictive Covenants Agreement”), including, without limitation, the non-disclosure, non-competition, non-solicitation, and non-disparagement obligations set forth therein (collectively, the “Continuing Obligations”). For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)    Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on the condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

7.    Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, as soon as practicable on or following the Separation Date, but no later than five (5) business days after the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates other than those that have become publicly available (other than by virtue of your breach of your Continuing Obligations). Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

8.    General Release and Waiver of Claims.

(a)    In exchange for the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, Florida Civil Rights Act (FCRA), Florida Whistleblower Protection Act (FWA), Florida Workers' Compensation Law's Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida Omnibus AIDS Act, the Florida Domestic Violence Leave Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act (FHA), and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. Notwithstanding the foregoing, this Agreement does not release or waive any claims or causes of action that you may have (i) for breach of this Agreement, (ii) for unemployment compensation or workers’ compensation benefits, (iii) for any indemnification or advancement of expenses to which you may be entitled pursuant to applicable law, contract or the governing documents of the Company or any of its Affiliates, (iv) for rights related to vested benefits under pension or retirement plans, which are governed by the terms of the applicable employee benefit plans, or (v) that cannot be released by private agreement.

(b)    Nothing contained in this Agreement or any other agreement between you and the Company shall be construed to prohibit you from (i) voluntarily communicating with an attorney retained by you; (ii) complying with a valid subpoena, court order, regulatory request, or other legal process; (iii) voluntarily communicating with, including for the purposes of filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any federal, state, or local law enforcement, government agency, commission or entity (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board or a comparable state or local agency), or any other self-regulatory organization, in each case, without advance notice to the Company, provided, however, that, to the extent permitted by applicable law, you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf (other than the SEC); (iv) seeking or receiving an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award; or (v) discussing or disclosing, either orally or in writing, the underlying facts of any alleged discriminatory or unfair employment practice.

(c)    This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance (i) that you have signed it voluntarily and with a full understanding of its terms, (ii) that you have had sufficient opportunity, of not less than twenty-one (21) days before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above, and (iii) that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. You further agree that you timely signing and not revoking this Agreement is an express condition to your receipt and retention of the payments and benefits described in Section 3 above.

9.    No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company or any other Released Party of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to you. Neither this Agreement nor any of its terms may be introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

10.    Employee Cooperation. During the Continuation Period, you agree to respond promptly to reasonable requests related to your former employment, including, without limitation, to effect an orderly transition of key board seats and processes. Without limiting the foregoing, you agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will (a) reimburse your reasonable and documented out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses, if in excess of $500 in the aggregate, are authorized by the Company in advance and (b) pay to you, for any period of requested cooperation following the Continuation Period, a fee of $500 per hour for any time spent complying with Company requests hereunder. You agree that you will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any of its Affiliates.

11.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with such intent. The Company and its affiliates shall not be liable for any tax, interest, penalty, or damages that you may incur in connection with Section 409A. With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A, and to the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any term of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A and references to a “termination,” “termination of employment,”, “separation” or like terms will mean such a “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of a termination of employment to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) your date of death, solely to the extent required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

12.   Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and the Award Agreements, all of which shall remain in full force and effect in accordance with their terms.

(b)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon (i) your continued full performance of your obligations under this Agreement, (ii) your timely execution, delivery, and non-revocation of this Agreement, and (iii) your continued compliance with the Continuing Obligations.

(e)    This is a Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute arising out of this Agreement shall be resolved exclusively by arbitration in accordance with Section 10 of the Restrictive Covenants Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it (the “Effective Date”), this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the twenty-one (21)-day consideration period will not be reset.

Sincerely, SKILLSOFT CORP.

By:
Name: Ciara Harrington
Title: Chief People Officer

Accepted and agreed:

Signature:

Jose Torres

Date:          6/2/2025

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